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                                                                     EXHIBIT 4.2

                         OUTDOOR CHANNEL HOLDINGS, INC.

                             STOCK OPTION AGREEMENT

         Type of Option (check one): |_| Incentive |_| Nonqualified      No. ___

         This Stock Option Agreement (the "Agreement") is entered into effective as of November 13, 2003 by and between OUTDOOR CHANNEL HOLDINGS, Inc. (formally known as GLOBAL OUTDOORS INC.), an Alaskan corporation (the "Company"), and _____________(the "Optionee") pursuant to the Company's 1995 Stock Option Plan (the "Plan").

         1. GRANT OF OPTION. The Company hereby grants to Optionee an option (the "Option") to purchase all or any portion of _____________ shares (the "Shares") of the Common Stock of the Company at a purchase price of $__________ per share, (the "Exercise Price"), subject to the terms and conditions set forth in this Agreement and the provisions of the Plan. The Exercise Price equals or exceeds the market price of the Company's stock on the day the Company authorized the grant of the Option. If the box marked "Incentive" above is checked, then this Option is intended to qualify as an "incentive stock option" as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If this Option fails in whole or in part to qualify as an incentive stock option, or if the box marked "Nonqualified" is checked, then this Option shall to that extent constitute a nonqualified stock option.

         2. VESTING OF OPTION. Subject to the provisions of Section 3 below, the right to exercise this Option shall vest according to the Vesting Schedule in 2(a), and the vested portion of this Option shall be fully exercisable from time to time in whole or in part during its term.

                  (a) VESTING SCHEDULE: twenty five percent (25%) or _________ as of May 13, 2004; twenty five percent (25%) or __________ as of May 13, 2005; twenty five percent (25%) or ______ as of May 13, 2006, and twenty five percent (25%) or _________ as of May 13, 2007.

         3. TERM OF OPTION. Optionee's right to exercise this Option shall terminate upon the first to occur of the following:

                  (a) the expiration of five (5) years from the date of this Agreement;

                  (b) the expiration of one year from the date of termination of Optionee's Continuous Service if such termination occurs for any reason other than voluntary resignation or termination for Cause;

                  (c) the expiration of six months from the date of termination of Optionee's Continuous Service if Optionee's Continuous Service is terminated for Cause or if Optionee's Continuous Service is terminated due to voluntary resignation;



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         As used herein, the term "Continuous Service" means (i) employment by either the Company or any parent or subsidiary corporation of the Company, or by a corporation or a parent or subsidiary of a corporation issuing or assuming a stock option in a transaction to which Section 424(a) of the Code applies, which is uninterrupted except for vacations, illness, or leaves of absence which are approved in writing by the Company or any of such other employer corporations, if applicable, (ii) service as a member of the Board of Directors of the Company until Optionee resigns, is removed from office, or Optionee's term of office expires and he or she is not reelected, or (iii) so long as Optionee is engaged as a consultant or service provider to the Company or other corporation referred to in clause (i) above.

         4. EXERCISE OF OPTION. On or after the vesting of any portion of this Option in accordance with Section 2 above, and until termination of this Option in accordance with Section 3 above, the portion of this Option which has vested may be exercised in whole or in part by the Optionee (or, after his or her death, by the person designated in Section 5 below) upon delivery of the following to the Company at its principal executive offices:

                  (a) a written notice of exercise which identifies this Agreement and states the number of Shares then being purchased (but no fractional Shares may be purchased);

                  (b) a check or cash in the amount of the Exercise Price or, in lieu of exercising this Option by payment of check or cash, the Optionee may elect to allow the Company, at the Company's sole discretion, to withhold from issuance a number of Shares with an aggregate fair market value equal to the aggregate Exercise Price payable by Optionee, provided that the fair market value of each Share shall be the last trade price per share of Common Stock on the last trading day prior to the exercise date as reported by NASD, the OTC Bulletin Board, or a reputable exchange, (or payment of the Exercise Price in such other form of lawful consideration as the Administrator may approve from time to time under the provisions of Section 5.3 of the Plan);

                  (c) a check or cash in the amount reasonably requested by the Company to satisfy the Company's withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, recognized by the Optionee in connection with the exercise of this Option (unless the Company and Optionee shall have made other arrangements for deductions or withholding from Optionee's wages, bonus or other compensation payable to Optionee, or by the withholding of Shares issuable upon exercise of this Option or the delivery of Shares owned by the Optionee in accordance with Section 9.1 of the Plan, provided such arrangements satisfy the requirements of applicable tax laws); and

                  (d) a letter, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of the Optionee, or person designated in Section 5 below, as the case may be.

         5. DEATH OF OPTIONEE; NO ASSIGNMENT. The rights of the Optionee under this Agreement may not be assigned or transferred except by will or by the laws of descent and distribution, and may be exercised during the lifetime of the Optionee only by such Optionee. Any attempt to sell, pledge, assign, hypothecate, transfer or dispose of this Option in contravention of this Agreement or the Plan shall be void and shall have no effect. If the Optionee's Continuous Service terminates as a result of his or her death, and provided Optionee's rights hereunder shall have vested pursuant to Section 2 hereof, Optionee's legal representative, his or her legatee, or the person who acquired the right to exercise this Option by reason of the death of the Optionee (individually, a "Successor") shall succeed to the Optionee's rights and obligations under this Agreement. After the death of the Optionee, only a Successor may exercise this Option.



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         6. REPRESENTATIONS AND WARRANTIES OF OPTIONEE.

                  (a) Optionee represents and warrants that this Option is being acquired by Optionee for Optionee's personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof.

                  (b) Optionee acknowledges that the Company may issue Shares upon the exercise of the Option without registering such Shares under the Securities Act of 1933, as amended (the "Act"), on the basis of certain exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the certificates evidencing the Shares may bear a legend indicating such non-registration under the Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration is available.

                  (c) Optionee acknowledges receipt of a copy of the Plan and understands that all rights and obligations connected with this Option are set forth in this Agreement and in the Plan.

         7. RESTRICTIVE LEGENDS. Optionee hereby acknowledges that federal securities laws and the securities laws of the state in which he or she resides may require the placement of certain restrictive legends upon the Shares issued upon exercise of this Option, and Optionee hereby consents to the placing of any such legends upon certificates evidencing the Shares as the Company, or its counsel, may deem necessary or advisable; provided, however, that the Company represents to Optionee that, upon exercise of the Option, the Shares may, at the Company's sole discretion, be registered and issued pursuant to a Registration Statement on Form S-8.

         8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

                  (a) The Company represents and warrants that this Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to or limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, arrangement, moratorium, marshalling or other similar laws relating to or affecting the rights or remedies of creditors and
(b) general equitable principles including those affecting the availability of specific performance, injunctive relief or other equitable remedies, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law; and

                  (b) All corporate actions of the Company and its directors and stockholders required in order to authorize the execution and delivery by the Company of this Agreement and the performance of its respective obligations hereunder, have been duly and validly taken in accordance with applicable laws and the Articles of Incorporation and Bylaws of the Company.

         9. ADJUSTMENTS UPON CHANGES IN CAPITAL STRUCTURE. In the event that the outstanding shares of Common Stock of the Company are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of a recapitalization, stock split, combination of shares, reclassification, stock dividend or other change in the capital structure of the Company, then appropriate adjustment shall be made by the Administrator to the number of Shares subject to the unexercised portion of this Option and to the Exercise Price per share, in order to preserve, as nearly as practical, but not to increase, the benefits of the Optionee under this Option, in accordance with the provisions of Section 4.2 of the Plan.

         10. CONFIDENTIALITY.

                  (a) CONFIDENTIAL INFORMATION. The Optionee recognizes and acknowledges that in the course of his/her employment with the Company and its subsidiaries, and as result of the position of trust as an employee, he/she will obtain private, confidential and proprietary information and data relating to the Company and subsidiaries of the Company, including without limitation, financial documents, tax returns, non-financial documents, customer lists, customer and supplier pricing, business plans, sales and marketing material, advertiser lists, advertising strategies, proprietary advertising channels, producer lists, leases, agreements, and other information relating to the business operations of the Company (collectively referred to as "Confidential Information"). Confidential information also includes the Company's and its subsidiaries' technical information including trade secrets, proprietary operational data, know-how, processes, software programs, software source documents and current and future products and services.

                  (b) NON-DISCLOSURE AND NON-USE OF CONFIDENTIAL INFORMATION. Optionee agrees that he/she will not during his employment or after his/her employment directly or indirectly make use of, disseminate, or in any way disclose any Confidential Information including the solicitation of the Company's and its subsidiaries' members, customers, and advertisers except for the sole and exclusive purpose as an employee of the Company, unless (i) the Confidential Information has been public through no action or fault of the Optionee, or (ii) its disclosure is requested or compelled by applicable law or regulatory agency, or (iii) its disclosure has been approved or authorized by the Company. Optionee further agrees that after his/her employment with the Company or its subsidiaries, or at other times as the Company requests, the Optionee will return to the Company all documents, papers, and records constituting Confidential Information, and all copies, extracts, or summaries of the same in the Optionee's possession and control.

         11. NON-COMPETITION. The Optionee agrees that while in the employ of the Company and for a period of two (2) consecutive one (1) year terms after the Optionee's employment is terminated, for any reason, the Optionee will not, directly or indirectly, as a principal or agent, or in any other capacity, own manage, operate, participate in or be employed by, or provide consulting services, or otherwise be interested in, or connected in any manner with, any television channel which directly competes with the Company by providing programming which is directly competitive to the Company's programming. For purposes of this Section, a television/cable channel providing more than 5% hunting and fishing programming is assumed to be television/cable channel which is directly competitive to the Company's programming. It is assumed that The Outdoor Life Network, ESPN2, TNN and The Sportsman's Channel directly or indirectly compete with the Company. This Non-Competition provision is limited to television/cable channels whose principal place of business is located within the United States.

         12. NON-INTERFERENCE. The Optionee agrees that he will not, while in the employ of the Company or its subsidiaries and for a period of three (3) consecutive one (1) year terms after the Optionee's employment is terminated, for any reason, solicit the employment of any employee of the Company or its subsidiaries for himself or on behalf of any other person, corporation, entity, or business organization, or otherwise interfere with the employment relationship between any employee or officer of the Company or its subsidiaries.

         13. OPTION CONSIDERATION. The Optionee recognizes and acknowledges that part of the inducement and consideration for the Company to enter into this Agreement, is the Optionee's agreement to the Confidentiality, Non-Competition and Non-Interference provisions stated in Sections 10, 11, and 12, of this Agreement.

         14. NO EMPLOYMENT CONTRACT CREATED. Neither the granting of this Option nor the exercise hereof shall be construed as granting to the Optionee any right with respect to continuance of employment by the Company or any of its subsidiaries.

         15. RIGHTS AS SHAREHOLDER. The Optionee (or transferee of this option by will or by the laws of descent and distribution) shall have no rights as a shareholder with respect to any Shares covered by this Option until the date of the issuance of a stock certificate or certificates to him or her for such Shares, notwithstanding the exercise of this Option.

         16. INTERPRETATION. This Option is granted pursuant to the terms of the Plan, and shall in all respects be interpreted in accordance therewith. The Administrator shall interpret and construe this Option and the Plan, and any action, decision, interpretation or determination made in good faith by the Administrator shall be final and binding on the Company and the Optionee. As used in this Agreement, the term "Administrator" shall refer to the committee of the Board of Directors of the Company appointed to administer the Plan, and if no such committee has been appointed, the term Administrator shall mean the Board of Directors.

         17. NOTICES. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed given when delivered personally or three days after being deposited in the United States mail, as certified or registered mail, with postage prepaid, and addressed, if to the Company, at its principal place of business, Attention: the Chief Executive Officer, and if to the Optionee, at his most recent address as shown in the employment or stock records of the Company.



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         18. ANNUAL AND OTHER PERIODIC REPORTS. During the term of this
Agreement, the Company will make available to the Optionee copies of all annual and other periodic financial and informational reports that the Company distributes generally to its shareholders. All of the Company's public filings including annual and quarterly financial statements can be found at the Securities and Exchange Commission web site or at the Company's web site. Please see attached cover letter to this Agreement explaining how to access the Securities and Exchange Commission public filings.

         19. GOVERNING LAW. The validity, construction, interpretation, and effect of this Option shall be governed by and determined in accordance with the laws of the State of California.

         20. SEVERABILITY. Should any provision or portion of this Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

         21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

         OPTIONEE:                 _____________________________

         COMPANY:                  By:  Perry Massie
                                   Its:  President & Chief Executive Officer
                                   Outdoor Channel Holdings, Inc., an Alaskan
                                        Corporation.